Exhibit 99.1

FOR IMMEDIATE RELEASE
July 11, 2007
CONTACT: Jerry L. Calvert
(864) 594-5690 (Work)
(864) 590-8858 (Cell)

First National Announces 44% Growth in Assets over 2006; Second Quarter 2007 Earnings

Spartanburg, SC, July 11, 2007 /PRNewswire-First Call/ -- First National Bancshares, Inc. (NASDAQ: FNSC), the bank holding company for First National Bank of the South, today reported growth in total assets of 43.9% to $554.9 million as of June 30, 2007, an increase of $169.2 million over total assets of $385.7 million as of June 30, 2006. Total loans grew to $437.1 million, an increase of 38.2% over total loans on June 30, 2006 of $316.4 million. Deposits were $443.1 million as of June 30, 2007 compared to $308.9 million on June 30, 2006, or an increase of 43.4%.

Jerry L. Calvert, President and CEO, said, “We are pleased with the outstanding asset growth that our bank has achieved over last year. Since June of 2006, we have begun extensive efforts to bring full-service banking capabilities to our Greenville, Rock Hill and Columbia markets. We continue to focus on growth in earnings from these ventures as well as from our more established markets in Spartanburg and Charleston. In addition, the contribution to this effort from our newly created wholesale mortgage division is beginning to positively impact our noninterest income.”

First National also announced earnings of $1.64 million and earnings per diluted share of $0.37 for the six months ended June 30, 2007, consistent with the same period last year. Net income for the quarter ended June 30, 2007, was $792,000, or $0.18 per diluted share, compared to net income of $904,000, or $0.20 per diluted share, for the same period last year.

Mr. Calvert stated, “We are making excellent progress on incorporating our newest full-service offices in Charleston and Greenville into our existing branch network. Additional expenses associated with investments in personnel and infrastructure to continue our growth are reflected in our 2007 earnings to date. However, the completion of our corporate operations center in Spartanburg in April and our Charleston and Greenville market headquarters in April and June, respectively, should support our future expansion.”

Mr. Calvert continued, “The current interest rate environment presents a challenge to preserving our net interest margin. However, we continue to focus on diversifying our funding sources to lower our cost of funds. One of the primary objectives of our branch expansion strategy is to gather retail deposits to replace the higher-cost wholesale funding methods that we have relied on to support the growth in our earning asset base. We expect the net proceeds from our recent preferred stock offering to support our efforts to capitalize on the opportunities that we may have for growth in each of our banking markets as we continue to follow our strategic plan of expanding our branch network. ”

Average earning assets for the six month period ended June 30, 2007, grew by $138.6 million since the same period in 2006. However, the net interest margin decreased by 38 basis points from 3.82% to 3.44% for the six months ended June 30, 2006 and 2007, respectively. The decrease in the net interest margin is primarily attributable to the repricing of time deposits at proportionately higher rates due to increasing interest rates on wholesale and retail deposits. Since the last increase in the prime rate during the summer of 2006, the loan portfolio yield has remained relatively stable since the majority of the loan portfolio is at floating rates.

We believe credit quality continues to be consistent with prior periods which is reflected in the low net charge-offs to average loans ratio of 0.04% for the six months ended June 30, 2007. As of June 30, 2007, nonperforming assets, as a percentage of total loans, were at just under 1.0% of gross loans, or $4.4 million, as compared to a minimal amount as of June 30, 2006. Management has allocated specific reserves to its nonperforming assets that it believes would offset potential losses, if any, arising from less than full recovery of the loans from the supporting collateral.

Noninterest income increased by $629,000 and $777,000, or 153.4% and 83.8%, for the three and six month periods ended June 30, 2007, respectively, compared to the same periods in 2006. The majority of these increases relate to the newly formed wholesale mortgage division, which began operations on January 29, 2007.

Noninterest expense increased by $1,508,000, or 71.1%, and $2,353,000, or 55.4%, for the three and six month periods ended June 30, 2007 over the same periods in 2006, respectively. A portion of the increase in noninterest expenses since 2006 relates to fixed general and administrative expenses related to the wholesale mortgage division, as well as the newly opened corporate operations center and market headquarters facilities opened since June 30, 2006. In addition, noninterest expense for the quarter and six months ended June 30, 2007 includes an additional expense for FDIC insurance premiums, which were recently reinstituted retroactive to January 1, 2007, of $54,000 and $108,000, respectively. The amounts are assessed based on the deposits reported for each respective period and are expected to continue for the foreseeable future.

COMPANY HIGHLIGHTS

First National Bancshares, Inc. (NASDAQ: FNSC) is a $555-million asset bank holding company based in Spartanburg, South Carolina. Its stock is traded on the NASDAQ Global Market under the symbol FNSC. It was incorporated in 1999 to conduct general banking business through its wholly-owned bank subsidiary, First National Bank of the South.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers through three operating divisions - the banking division, small business lending division, and the wholesale mortgage lending division. The banking division operates six full-service branches, three in Spartanburg County operating as First National Bank of Spartanburg, and three operating as First National Bank of the South in Charleston, Mount Pleasant and Greenville. First National operates loan production offices in Columbia, Daniel Island and Rock Hill, South Carolina. First National has also received approval from the Office of the Comptroller of the Currency to open its seventh full-service branch to be located at 713 Wade Hampton Boulevard in Greer, South Carolina, with plans to open in the summer of 2007.

First National Bank also operates a small business lending division under the name of First National Business Capital, which provides small business lending services to customers in the Carolinas and Georgia. First National Bank’s wholesale mortgage lending division provides services to community banks and mortgage brokers across the Southeast from its office on North Main Street in Greenville. In addition to these services, First National offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available online in the Investor Relations section of www.firstnational-online.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning the expected use of the net proceeds from the preferred stock offering, our earnings expectations, our future growth, objectives, performance, events and the like, our expectations regarding our loan quality including our nonperforming assets and the timing of resolution of such nonperforming assets, as well as any other statements that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, including but not limited to risks, uncertainties, and changes in worldwide and U.S. economic conditions, a downturn in the economy or real estate market, construction delays and greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see First National’s filings with the Securities and Exchange Commission including, without limitation, its annual report on Form 10-K, its quarterly reports on Form 10-Q and current reports on Form 8-K.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable though are inherently uncertain and difficult to predict. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National does not intend to and assumes no responsibility for updating or revising any forward-looking statement contained in this press release, whether as a result of new information, future events or otherwise.

First National Bancshares, Inc.
Summary Quarterly Financial Data (unaudited)
(Dollars in thousands, except per share data)

Income Statement Data:	For the Six Months Ended June 30,		Increase/
	2007	2006	(Decrease)
Interest income	$18,786	$12,742	47.4%
Interest expense	10,570	6,252	69.1%
Net interest income	8,216	6,490	26.6%
Provision for loan losses	790	697	13.3%
Net interest income after provision for loan losses	7,426	5,793	28.2%
Noninterest income	1,704	927	83.8%
Noninterest expense	6,601	4,248	55.4%
Income before income taxes	2,529	2,472	2.3%
Provision for income taxes	885	871	1.6%
Net income	$1,644	$1,601	2.7%
Selected Performance Ratios (annualized):
Net interest margin	3.44%	3.82%	(9.9%)
Return on average assets	0.67%	0.91%	(26.4%)
Return on average equity	11.92%	14.05%	(15.2%)
Efficiency ratio	66.54%	57.27%	16.2%

Per Share Data and Shares Outstanding(1):
Net income - basic	$0.44	$0.45	(2.2%)
Net income - diluted	$0.37	$0.37	0.0%
Book value per share	$7.54	$6.48	16.4%
Weighted average shares outstanding:
Basic	3,696,295	3,573,889	3.4%
Diluted	4,405,494	4,407,541	0.0%
Shares outstanding at period end	3,695,822	3,585,667	3.1%

Income Statement Data:	For the Three Months Ended June 30,		Increase/
	2007	2006	(Decrease)
Interest income	$9,891	$6,882	43.7%
Interest expense	5,631	3,397	65.8%
Net interest income	4,260	3,485	22.2%
Provision for loan losses	452	354	27.7%
Net interest income after provision for loan losses	3,808	3,131	21.6%
Noninterest income	1,039	410	153.4%
Noninterest expense	3,629	2,121	71.1%
Income before income taxes	1,218	1,420	(14.2%)
Provision for income taxes	426	516	(17.4%)
Net income	$792	$904	(12.4%)

Selected Performance Ratios (annualized):
Net interest margin	3.40%	3.92%	(13.3%)
Return on average assets	0.61%	0.98%	(37.8%)
Return on average equity	11.55%	15.60%	(26.0%)
Efficiency ratio	68.49%	54.45%	25.8%

Per Share Data and Shares Outstanding(1):
Net income - basic	$0.21	$0.25	(16.0%)
Net income - diluted	$0.18	$0.20	(10.0%)
Weighted average shares outstanding:
Basic	3,695,822	3,585,079	3.1%
Diluted	4,400,011	4,410,401	(0.2%)

(1)	All share amounts reflect the 3 for 2 stock split distributed on January 18, 2006, the 6% stock dividend distributed on May 16, 2006, and the 7% stock dividend distributed on March 30, 2007.

Balance Sheet Data:	As of June 30,		Increase/
	2007	2006	(Decrease)
Total assets	$554,884	$385,687	43.9%
Loans, net of unearned income(1)	437,108	316,391	38.2%
Mortgage loans held for sale	17,962	-	100.0%
Allowance for loan losses	4,502	3,306	36.2%
Securities available for sale	71,925	50,922	41.2%
Deposits
Noninterest-bearing	32,833	22,707	44.6%
Interest-bearing	410,261	286,214	43.3%
FHLB advances and other borrowed funds	67,804	38,280	77.1%
Junior subordinated debentures	13,403	13,403	-
Shareholders’ equity	$27,872	$23,229	20.0%

Average equity to average assets ratio	5.60%	6.48%	13.5%
Total loans to deposits(1)	98.65%	102.42%	(3.7%)

Asset Quality Data:
Nonperforming loans	$3,866	$15	25,673.3%
Other real estate owned	482	-	100.0%
Total nonperforming assets	$4,348	$15	28,886.7%

	As of or for the six months ended June 30,
Asset Quality Ratios:	2007	2006
Nonperforming assets to total loans(1)	0.99%	<.01%	9,800.0%
Nonperforming assets to total assets	0.78%	<.01%	7,700.0%
Net chargeoffs quarter-to-date to average total loans(1)	0.07%	0.09%	(22.2%)
Net chargeoffs year-to-date to average total loans(1)	0.04%	0.08%	(50.0%)
Allowance for loan losses to nonperforming assets	103.55%	22,040.00%	(99.5%)
Allowance for loan losses to total loans(1)	1.03%	1.05%	(1.9%)

(1)	Total loans include nonperforming loans but not mortgage loans held for sale.